Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-114324 on Form S-1 of our report dated March 31, 2005 (April 20, 2006, as to the effects of the restatement discussed in Note 2) related to the consolidated financial statements and financial statement schedule as of December 31, 2004, and for the years ended December 31, 2004, and 2003, of Cray Inc. appearing in the Annual Report on Form 10-K of Cray Inc. for the year ended December 31, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the restatement discussed in Note 2) and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Seattle, Washington
July 10, 2006